Exhibit 10.34

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”), dated for reference purposes only as of June 5, 2018, is made between WARLAND INVESTMENTS COMPANY, a California limited partnership (“Landlord”), and IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A.Landlord and Tenant are parties to that certain Warland Business Park Lease dated April 20, 2015 (“Lease”), whereby Landlord leases to Tenant certain premises consisting of approximately 9,866 square feet and commonly known as 11085 Knott Avenue, Suite “B”, Cypress, California (“Existing Premises”).  Except as otherwise expressly defined in this Amendment, all initially capitalized terms in this Amendment shall have the same meanings as given to them in the Lease.

B.Tenant now desires to expand the Existing Premises to include certain additional space consisting of approximately 4,750 square feet of space and commonly known as 11095 Knott Avenue, Suite “ABC”, Cypress, California, which is depicted on attached Exhibit “A” (“Expansion Premises”).

C.Landlord and Tenant also desire to further amend the Lease as set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the Lease as follows:

1.Expansion Premises.  Subject to the terms and conditions of this Amendment, effective as of the Expansion Premises Commencement Date (as defined below), (a) Tenant hereby leases the Expansion Premises, (b) the definition of “Premises” in the Lease shall be amended to mean and include, collectively, the Existing Premises and the Expansion Premises, (c) the Premises Project Percentage (as defined in Section 1.8 of the Lease) for the Expansion Premises shall be 2.04%, (d) the total approximate square footage of the Premises shall be 14,616 square feet, (e) except as specifically provided in this Amendment, all terms and conditions of the Lease shall apply to the Expansion Premises, and (f) references in the Lease to “Building” shall mean, as to the Expansion Premises, the building in which the Expansion Premises are located.

2.Expansion Premises Term.  The Term of the Lease with respect to the Expansion Premises (“Expansion Premises Term”) shall be approximately twenty-eight (28) months, commencing on the later of (a) June 1, 2018, and (b) Substantial Completion of the Landlord Work (as such terms are defined in the Premises Preparation Agreement, as defined below) (“Expansion Premises Commencement Date”), and ending on September 30, 2020.  Upon determination of the actual Expansion Premises Commencement Date, Landlord shall issue a Commencement Date Memorandum in the form attached hereto as Exhibit “B”, which Tenant shall promptly countersign and return to Landlord and which shall become a part of the Lease as amended hereby.  However, neither Landlord’s failure to issue nor Tenant’s failure to execute such Commencement Date Memorandum shall affect the actual Expansion Premises Commencement Date.

3.Base Monthly Rent.  Tenant’s obligation to pay Base Monthly Rent for the Expansion Premises shall commence upon the Expansion Premises Commencement Date.  Beginning on the Expansion Premises Commencement Date, the Base Monthly Rent payable by Tenant for the Expansion Premises shall be Four Thousand Eight Hundred Forty-Five and 00/100 Dollars ($4,845.00) (i.e., approximately $1.02 per square foot of the Expansion Premises) NNN, subject to adjustment in accordance with Section 4 below.

4.Rental Adjustments.  The Base Monthly Rent for the Expansion Premises shall be increased on each annual anniversary of the Expansion Premises Commencement Date (or if the Expansion Premises Commencement Date is not the first day of a calendar month, then the first day of the first calendar month following the Expansion Premises Commencement Date) by three percent (3%), calculated by multiplying the then payable Base Monthly Rent by 1.03.

5.Additional Rent for Common Area Charges.  Beginning on the Expansion Premises Commencement Date, (a) Tenant shall pay Additional Rent for Common Area Charges for the Expansion Premises in accordance with the terms of the Lease, and (b) Tenant’s monthly installment of Additional Rent for Common Area Charges for the Expansion Premises shall be One Thousand Seven Hundred Ten and 00/100 Dollars ($1,710.00) (i.e., approximately $0.36 per square foot of the Expansion Premises) per month.  Beginning on January 1, 2019 and on each January 1 thereafter during the Expansion Premises Term, Tenant’s monthly installment of Additional Rent for Common Area Charges for the Expansion Premises shall be increased by five percent (5.0%) in accordance with the terms of the Lease.

6.Landlord Work.  On or before the Extended Term Commencement Date, Landlord shall, at its sole cost and expense, complete the work Landlord has agreed to do or cause to be done as set forth in the Premises Preparation Agreement attached hereto as Exhibit “C” (“Premises Preparation Agreement”).

7.Security Deposit and Prepaid Rent.

a.Landlord currently holds an amount equal to Twenty-Four Thousand Eight Hundred Sixty-Two and 32/100 Dollars ($24,862.32) (“Existing Security Deposit”) as the Security Deposit under the Lease.  Concurrently with execution of this Amendment, and as a condition for Landlord’s benefit and the execution of this Amendment, Tenant shall pay to Landlord Six Thousand Five Hundred Fifty-Five and 00/100 Dollars ($6,555.00) (“Additional Security Deposit”) to be added to the Existing Security Deposit for all purposes under the Lease.  The Additional Security Deposit when added to the Existing Security Deposit shall be the “Security Deposit” in the aggregate amount of Thirty‑One Thousand Four Hundred Seventeen and 32/100 Dollars ($31,417.32) under the Lease.  Tenant expressly waives the benefits of any statute now or hereafter in effect which would prevent Landlord from applying all or any portion of the Security Deposit, as increased hereby, to offset any future rent owing to Landlord at the termination of the Lease prior to the expiration of the term of the Lease, including, without limitation, California Civil Code Section 1950.7.

b.Additionally, concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord the amount of Six Thousand Five Hundred Fifty-Five and 00/100 Dollars ($6,555.00) (“Prepaid Rent”) as Base Monthly Rent and Additional Rent for Common Area Charges for the Expansion Premises for the first (1st) full calendar month following the Expansion Premises Commencement Date.

8.Parking; Signage.  Effective as of the Extended Term Commencement Date, in addition to the parking spaces available to Tenant pursuant to Section 1.17 of the Lease, Tenant shall be entitled to use three (3) non‑reserved parking spaces located in front of the Expansion Premises and fourteen (14) non‑reserved parking spaces located elsewhere in the Project as generally depicted on attached Exhibit “D” attached to the Lease, for the specific purposes only set forth in Section 10 of the Lease.  All parking shall be in common and unreserved.  Tenant shall be entitled to signage on the building in which the Expansion Premises are located as described in Section 8 of the Lease.

9.Expansion Premises Delivery Warranty; Compliance Warranty.  As of the Expansion Premises Commencement Date only, Landlord warrants that the existing plumbing, electrical, mechanical and fire sprinkler systems servicing the Expansion Premises shall be in good condition (“Expansion Premises Delivery Warranty”).  If Landlord does not receive a reasonably detailed written notice of any breach of the Expansion Premises Delivery Warranty (“Remedy Notice”) within thirty (30) days after the Expansion Premises Commencement Date, then the Expansion Premises Delivery Warranty and all of Landlord’s obligations thereunder shall automatically expire.  Time is of the essence.  To the extent Landlord does receive a Remedy Notice within the forgoing thirty (30) day period, then Landlord shall, at Landlord’s sole cost and expense, promptly remedy such breach of the Expansion Premises Delivery Warranty.  Notwithstanding the foregoing, the Expansion Premises Delivery Warranty shall not apply to any damage or operational failure to the extent any such damage or operational failure results from the acts or omissions of Tenant, its agents, contractors, subcontractors, employees, agents and/or licensees.  Landlord additionally represents and warrants, as of the Expansion Premises Commencement Date only, that the Existing Improvements and the building in which the Premises is located was constructed in compliance with all applicable laws in effect as of the date any building permit(s) for construction thereof or modifications thereto were issued (“Compliance Warranty”).  Notwithstanding anything in the Lease or this Amendment to the contrary, the Compliance Warranty shall be voided to the extent the foregoing components of the Existing Improvements or the building in which the Premises is located is damaged or altered by or through Tenant or any of its agents, contractors, subcontractors, employees and/or licensees.

10.Expansion Premises Surrender.  Upon the expiration of the Expansion Premises Term, Tenant shall surrender to Landlord the Expansion Premises in the condition required by this Section 10.  Unless Landlord, in Landlord’s sole and absolute discretion, elects otherwise, upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost using Landlord’s approved contractor, remove (a) all tenant improvements existing within the Expansion Premises as of the Expansion Premises Commencement Date and identified on attached Exhibit “D” (“Existing Improvements”), and (b) alterations to the Expansion Premises constructed by, through or on behalf of Tenant (other than the work Landlord has agreed to do or cause to be done as set forth in the Premises Preparation Agreement), and restore the Expansion Premises to the condition existing before construction of the Existing Improvements and any such alterations, leaving the Expansion Premises in as good condition as received and broom clean, subject only to ordinary wear and tear, casualty and repairs that are not Tenant’s responsibility under the Lease.  “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under the Lease, as amended by this Amendment.  Additionally, upon the expiration of the Expansion Premises Term, Tenant shall (i) pay Landlord for the costs incurred by Landlord to remove any of Tenant’s signage, and (ii) remove all personal property from the Expansion Premises.  Landlord can elect to retain or dispose of in any manner Tenant’s personal property not removed from the Expansion Premises by Tenant prior to the expiration of the Expansion Premises Term.  Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal property.  Tenant shall be liable to Landlord for Landlord’s costs for storage, removal or disposal of Tenant’s personal property.  Upon the expiration of the Expansion Premises Term, Tenant shall, at Landlord’s sole option and at Tenant’s sole cost and expense, remove all then-existing Building Cable within the Expansion Premises and within the common ducts and shafts of the building in which the Expansion Premises is located using all necessary care in removing such Building Cable in order to avoid any damage to the building.

11.Condition of Premises.  Tenant confirms that it is currently occupying the Existing Premises and hereby accepts the Existing Premises and the Expansion Premises in their “AS-IS” condition, with all faults and defects, if any, without any representation or warranty, whether express or implied, and, except as otherwise provided in the Premises Preparation Agreement, the Lease or this Amendment, without any obligation on the part of Landlord to construct any alterations or other improvements within the Existing Premises or the Expansion Premises or to contribute any improvement allowance for the benefit of Tenant.  Tenant shall not be required to restore any of the improvements located in the Existing Premises as of the date of this Amendment.

12.Right of First Notice.  Provided that no Default exists, if during the Expansion Premises Term, Landlord decides to market to the public (i) the space located adjacent to the Existing Premises consisting of approximately 9,525 square feet and designated as Suite “A” (“Adjacent Space”), or (ii) space in the Project consisting of approximately 18,000 – 25,000 contiguous square feet (“Replacement Space”), Landlord shall first give written notice to Tenant of the material terms and conditions upon which Landlord is willing to offer to lease the Adjacent Space or the Replacement Space, as applicable (“Landlord’s Notice”).  Tenant shall have ten (10) business days after Landlord’s Notice is given within which to give written unconditional notice to Landlord that Tenant agrees to lease all (and not less than all) of the Adjacent Space or the Replacement Space, as applicable, on all the terms and conditions set forth in Landlord’s Notice (“Tenant’s Notice”).

a.Any Tenant’s Notice which contains terms or conditions that materially differ from or otherwise propose to materially modify the terms set forth in Landlord’s Notice shall be deemed a counteroffer by Tenant and shall not be deemed to be an unconditional acceptance of Landlord’s Notice as provided above, in which case, Landlord shall have the right, in Landlord’s sole and absolute discretion, to either accept or reject such counteroffer.  If Landlord rejects such counteroffer, or if Tenant fails to deliver Tenant’s Notice to Landlord within the above ten (10) business day period, Landlord shall have no further obligation to lease the Adjacent Space or the Replacement Space to Tenant and Landlord shall have the right to lease such spaces to any third parties on the terms and conditions set forth in Landlord’s Notice or on any other terms and conditions that Landlord thereafter negotiates.

b.If Tenant timely delivers the Tenant’s Notice, then Tenant shall enter into an amendment to the Lease or a new lease, as applicable (each, “ROFN Document”), pursuant to which Tenant shall lease from Landlord the Adjacent  Space or the Replacement Space, as applicable, on the terms and conditions set forth in Landlord’s Notice and otherwise on the same terms and conditions of the Lease, as amended by this Amendment, except that (i) with respect to a lease of the Adjacent Space, the Premises shall be modified to consist of the Existing Premises and the Adjacent Space only, and (ii) with respect to the lease of the Replacement Space, the Lease, as amended by this Amendment, shall be automatically terminated effective as of the commencement of such new lease.  Landlord and Tenant shall work together in good-faith to reach agreement on the terms and conditions of the ROFN Document as soon as reasonably practicable under the circumstances.  If Tenant fails to duly execute and return the ROFN Document to Landlord within fifteen (15) business days after Landlord and Tenant have reached agreement on the form of such ROFN Document, Tenant’s acceptance of Landlord’s Notice may, at Landlord’s sole option, be deemed void, in which case, Landlord shall have no further obligation to lease the Adjacent Space or the Replacement Space to Tenant and Landlord shall have the right to lease such spaces to any third parties on the terms and conditions set forth in Landlord’s Notice or on any other terms and conditions that Landlord thereafter negotiates.

c.The obligation to deliver Landlord’s Notice is a one‑time obligation on the part of Landlord only.  Upon delivery of Landlord’s Notice with respect to either the Adjacent Space or the Replacement Space, Landlord shall thereafter have no further obligation to notify Tenant of any proposal to lease the Adjacent Space or the Replacement Space.

d.This Section 12 shall not apply to (i) offers from any third parties to lease the Adjacent Space or the Replacement Space, (ii) leases or transfers among entities or persons related to Landlord (including, but not limited to, partners if Landlord is a partnership, and members if Landlord is a limited liability company), and (iii) any proposed sale or purchase of the Project or any portion thereof, including, without limitation, a proposed sale‑and‑leaseback.  The rights of Tenant set forth in this Section 12 are personal to Tenant.  If Tenant assigns any of Tenant’s interest in the Lease other than to a Permitted Transferee before the permitted exercise of such rights, such rights shall not be transferred to any transferee but shall instead automatically lapse, and Landlord’s obligations under this Section 12 shall automatically terminate.  This Section 12 shall automatically expire without notice on the expiration of the Expansion Premises Term or sooner termination of the Lease or upon any Transfer or sublease by Tenant of all or any part of the Premises to any party other than a Permitted Transferee.

13.Brokers.  Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except CB Richard Ellis, which represents Landlord (“Broker”).  Tenant agrees to indemnify and defend Landlord from any cost, expense or liability for any compensation, fee, commission or charge claimed by any other party claiming by, through or on behalf of Tenant with respect to this Amendment.  Under no circumstances shall any broker, including the Broker, be third party beneficiaries to the Lease, as amended by this Amendment.  Similarly, Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except the Broker.  Landlord agrees to indemnify and defend Tenant from any cost, expense or liability for any compensation, fee, commission or charge claimed by any other party claiming by, through or on behalf of Landlord with respect to this Amendment.

14.Other Terms and Conditions; Ratification; Integration.  Section 31 of the Lease is hereby deleted in its entirety.  Except as expressly modified in this Amendment, all other terms and conditions of the Lease shall apply to this Amendment and shall be in full force and effect and is hereby ratified and reaffirmed, including Section 32, which shall apply as to the Premises as expanded under this Agreement.  In the event of a conflict between the Lease and this Amendment, the terms of this amendment will prevail.  The Lease, as modified by this Amendment, contains the entire agreement between the parties with respect to the subject matter hereof, and may be further modified only by a written instrument signed by and delivered to all of the parties.

15.Effective Date.  This Amendment shall be effective on and as of the date hereof.

16.Severability.  If any covenant or agreement of this Amendment or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then and in each such event the remainder of this Amendment or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected, and each covenant and agreement hereof shall remain valid and enforceable to the fullest extent permitted by law.

17.Further Assurances.  Each of the parties hereto agrees that it will without further consideration execute and deliver such other documents and take such other action as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Amendment, so long as such actions do not adversely and materially affect the rights hereunder of the party to whom such action is required.

18.Attorneys’ Fees.  In the event of any controversy, claim or dispute between the parties affecting or relating to the purposes or subject matter of this Amendment, the prevailing party shall be entitled to recover from the nonprevailing party all of its reasonable expenses, including attorneys’ and accountants’ fees.

19.Authority.  Tenant represents and warrants for the benefit of Landlord that each individual executing this Amendment is duly authorized to execute and deliver this Amendment, the consent of a non-party is not required to render this Amendment effective, and this Amendment is binding upon Tenant in accordance with its terms.  Landlord shall use commercially reasonable efforts to obtain from its existing Lender any consent to this Amendment required thereby.  “Commercially reasonable efforts” shall mean that Landlord shall submit to Lender for consent a fully executed copy of this Amendment.  Landlord and Tenant shall each pay one-half (1/2) of any and all fees required by Lender in connection with Lender’s review and approval of this Amendment.  Notwithstanding the foregoing, under no circumstances shall Lender’s refusal to consent to this Amendment affect the continuing effectiveness and enforceability of the Lease or this Amendment.

[Signatures Appear on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

Landlord:

WARLAND INVESTMENTS COMPANY, a California limited partnership

By:	Robertson Management Company, LLC, a California limited liability company, Co-Managing Director

	By:	/s/ Carl W. Robertson
Carl W. Robertson, Jr., Manager

By:	Law Warschaw Management LLC, a California limited liability company, Co-Managing Director

	By:	/s/ Hope I. Warschaw
Hope I. Warschaw, Manager

Tenant:

IRHYTHM TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Matthew C. Garrett
Name:	Matthew C. Garrett
Title:	Chief Financial Officer

EXHIBIT “A”

EXPANSION PREMISES

IT RM.
111
WAREHOUSE
112
WAREHOUSE
110
PLANTER
R.R.
108
R.R.
109
BREAK ROOM
104
COFFEE
107
COFFEE
106
OFFICE
105
CONFERENCE ROOM
103
OPEN OFFICE AREA
101
OFFICE
102
RECEPTION
100
PLANTER
SUITE C
SUITE B
SUITE A

FLOOR PLAN

NOT TO SCALE

NORTH

BUILDING #4
11095 KNOTT AVE.
SUITE A,B,C (4,750 S.F.)

Designworx
Architecture & Land Planning

WARLAND BUSINESS PARK, CYPRESS, CA 90630

Exhibit “A”

Exhibit “B”

Form of Commencement Date Memorandum

To:	Date:, 2018
Re:

First Amendment to Lease dated June 5, 2018 (“Amendment”), between Warland Investments Company, a California limited partnership (“Landlord”), and iRhythm Technologies, Inc., a Delaware corporation (“Tenant”), concerning Suite “ABC” at 11095 Knott Avenue, Cypress, California (“Expansion Premises”).

In accordance with Section 2 of the Amendment, we wish to confirm as follows:

1.	Tenant has accepted possession of the Expansion Premises.
2.	The term with respect to the Expansion Premises commenced on , 2018 and will end on September 30, 2020.
3.	In accordance with the Amendment, Base Monthly Rent with respect to the Expansion Premises is $4,845.00 and commenced to accrue on , 2018.
4.

Rent is due and payable in advance on the first (1st) day of every calendar month during the Expansion Premises Term (as defined in the Amendment).  Your rent checks should be made payable to “Warland Investments Company” at 1299 Ocean Avenue, Suite 300, Santa Monica, California 90401.

WARLAND INVESTMENTS COMPANY,

a California limited partnership

By: Robertson Management Company, LLC,

a California limited liability company,

Co-Managing Director

By:

Carl W. Robertson, Jr., Manager

By: Law Warschaw Management LLC,

a California limited liability company,

Co-Managing Director

By:

Hope I. Warschaw, Manager

Acknowledged and Agreed to by Tenant: IRHYTHM TECHNOLOGIES, INC., a Delaware corporation By: Name: Title: By: Name: Title:

Exhibit “B”

Exhibit “c”

Premises Preparation Agreement

This Premises Preparation Agreement (“Agreement”) is attached to and made a part of that certain First Amendment to Lease dated June 5, 2018 (“Amendment”) between Warland Investments Company, a California limited partnership (“Landlord”), and iRhythm Technologies, Inc., a Delaware corporation (“Tenant”), which amends the Lease (as defined in the Amendment).  Except as otherwise expressly defined below, all initially capitalized terms in this Agreement shall have the same meanings as given to them in the Lease, as amended by the Amendment.  To the extent of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Lease, as amended by the Amendment, the terms and conditions of this Agreement shall control.

1.

As soon as reasonably practicable following the mutual execution of the Amendment, Landlord, at its sole cost and expense, shall perform certain work in the Premises, which is more particularly depicted and described as follows (collectively, “Landlord Work”):

a.	Install new carpet and paint;
b.	Janitorial cleanup throughout Expansion Premises and grout cleaning of restroom floors.
c.	Mechanically grind and caulk expansion joints and apply clear sealer to warehouse slab.
d.	Replace (1) damaged countertop in coffee bar area and repair the closet doors.
e.	Replace warehouse door closures.
f.	Stain (4) scratched interior doors.
g.	Remove “Pandridge” sign from exterior wall panel, glass entry door and interior reception wall.
h.	Repaint (2) warehouse doors and frames.
i.	Replace any burnt out light bulbs or non-functioning ballasts throughout the Expansion Premises.
j.	Replace 1-3’ section of vertical PVC blinds near reception area that are not functioning properly.
k.	Replace faucets in restrooms.
l.	Replace (2) existing bar sinks and faucets in both coffee bar areas.
2.	All of the Landlord Work shall be performed using Building standard materials in a good and workmanlike manner, in accordance with applicable laws.
3.

Notwithstanding anything to the contrary contained herein, Tenant shall be solely responsible for the costs of (i) any changes orders initiated by Tenant, and (ii) constructing any improvements or alterations in the Premises other than the Landlord Work.

4.For purposes of the Amendment, substantial completion of the Landlord Work (“Substantial Completion”) shall be the date on which Landlord accurately certifies that the Landlord Work has been substantially completed such that Tenant can reasonably occupy or otherwise utilize the Expansion Premises for the use for which it is intended and Landlord has tendered possession of the Expansion Premises to Tenant under the Amendment in the required condition. The target date for Substantial Completion shall be the date that is fourteen (14) days after mutual execution and delivery of the Amendment (“Target Completion Date”).  The Target Completion Date is a non-binding estimate that is subject to any delays caused by or through Tenant and any delays outside of Landlord’s control, including, without limitation, strikes, non-availability of materials or labor through ordinary sources, rain, fire, flood or any other inclement weather conditions, delays in governmental or quasi governmental approvals.  Tendered possession shall mean that Landlord has notified Tenant that the keys to the Expansion Premises are ready to be picked up; provided, however, that in no event shall Landlord be required to give Tenant the keys or access to the Expansion Premises until Tenant has (a) delivered to Landlord Additional Security Deposit and the Prepaid Rent, and (b) given Landlord written proof of insurance for the Expansion Premises that meets the requirements of the Lease.

Exhibit “C”

EXHIBIT “d”

Existing Improvements

1.	All existing security and access control systems, including, without limitation, hardware, conduits, wiring and devices, must be removed and all resulting damage repaired to Landlord’s satisfaction.
2.	The existing storefront suite entry door to the Expansion Premises, which includes push-bar hardware for the access control system, must be replaced with a Building standard storefront glass door.
3.	Metal gates and bars on the roll up door in the warehouse portion of the Expansion Premises must be removed and all resulting damage repaired to Landlord’s satisfaction.

Exhibit “D”